UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under ss. 240.14a-12

                         NATIONAL PENN BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
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          N/A

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
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     3)   Filing Party:
     4)   Date Filed:

                          NATIONAL PENN BANCSHARES,INC.
                                 [LOGO OMITTED]


                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


Dear National Penn Shareholder:

     On Monday, April 26, 2004, National Penn Bancshares, Inc. will hold its Annual Meeting of Shareholders at the Sheraton Reading Hotel, Route 422 West and Paper Mill Road, Wyomissing, Pennsylvania. The meeting will begin at 4:00 p.m.

     Only shareholders who owned stock at the close of business on March 5, 2004 can attend and vote at the meeting or any postponement or adjournment. At the meeting, we will:

     1. Elect four directors;

     2. Attend to other business, if any, properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the election of directors described in this proxy statement.

     At the meeting, we also will report on our 2003 business results and other matters of interest to shareholders.

     We are enclosing with this proxy statement a copy of our 2003 Annual Report on Form 10-K. The approximate date this proxy statement and card(s) are being mailed is March 25, 2004.

     IMPORTANT: Your proxy statement contains an Admission Ticket. FOR SECURITY PURPOSES, YOU WILL NEED THIS ADMISSION TICKET TO ATTEND THE MEETING.



                                             By Order of the Board of Directors

                                             /S/ Sandra L. Spayd

                                             Sandra L. Spayd
                                             Secretary

March 25, 2004

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


Proxy Statement...........................................................  1
   Election of Directors..................................................  1
     Director Information.................................................  2
     Corporate Governance.................................................  4
     Meetings and Attendance..............................................  9
     Director Compensation................................................  9
   Executive Compensation................................................  11
     Compensation Committee Report.......................................  11
     Summary Compensation Table........................................... 15
     Stock Options........................................................ 16
     Pension Benefits..................................................... 18
     Employment, Change-in-Control, and Consulting Agreements............. 19
   Performance Graph...................................................... 24
   Audit Committee Report................................................. 25
   Stock Ownership........................................................ 28
     Directors and Executive Officers..................................... 28
     Five Percent Shareholders............................................ 29
   Other Director and Executive Officer Information....................... 29
     Related Party and Similar Transactions............................... 29
     Section 16(a) Beneficial Ownership Reporting Compliance.............. 30
   Additional Information................................................. 30
     "Householding" of Proxy Materials and Annual Reports................. 30
     Record Date;  Shares Outstanding..................................... 31
     Quorum............................................................... 31
     Proxies; Right to Revoke............................................. 31
     Default Voting....................................................... 31
     Tabulation of Votes.................................................. 32
     Voting by Street Name Holders........................................ 32
     Independent Accountants.............................................. 32
     Proxy Solicitation................................................... 32
     Shareholder Proposals and Nominations................................ 32
     Shareholder List..................................................... 34
     Annual Report for 2003............................................... 34



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



                         NATIONAL PENN BANCSHARES, INC.


                                 PROXY STATEMENT

--------------------------------------------------------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by National Penn Bancshares, Inc. ("National Penn"), on behalf of the Board of Directors, for the 2004 Annual Meeting of Shareholders. This Proxy Statement and the related proxy form are being distributed on or about March 25, 2004.

     You can vote your shares by completing and returning the enclosed written proxy card. You can also vote by telephone, toll-free, or online if you have Internet access. Registered shareholders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record are available 24 hours a day until they close at 4:00 p.m. on April 26, 2004. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or through the Internet, you need not return a proxy card. Whether you vote by proxy card, by telephone or through the Internet, your shares will be voted as you direct.

     You can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card or by voting over the telephone or the Internet will not affect your right to attend the meeting and vote.

--------------------------------------------------------------------------------
ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


     The proposal scheduled to be voted on at the meeting is the election of four directors. These directors will serve a three-year term as Class II directors. The Board of Directors has nominated Fred D. Hafer, C. Robert Roth, Wayne R. Weidner and Donald P. Worthington for election as Class II directors. All of these individuals are currently serving as National Penn directors.

The Board of Directors recommends a vote "FOR" all its nominees.

     The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

     John C. Spier, a Class II director and National Penn Corporate Planning Officer, and a Group Executive Vice President of National Penn Bank, stepped down from his positions with National Penn effective March 1, 2004 to pursue other interests. Mr. Spier is now serving as a consultant to National Penn. Mr. Spier had served as a director since February 2003, when National Penn acquired FirstService Bank. In accordance with the acquisition agreement, the Board has elected Donald P. Worthington, Executive Vice President of National Penn Bank, to fill the Class II director position vacated by Mr. Spier.

     Frederick H. Gaige and John W. Jacobs, who are currently serving in the class of directors whose terms expire in 2004, will be retiring from the Board effective with the 2004 annual meeting of shareholders.

     National Penn's articles of incorporation provide that the Board shall consist of between eight and twenty directors, the exact number of which shall be set by resolution of the Board. In addition, National Penn's bylaws provide that vacancies on the Board shall be filled by a majority vote of the remaining directors. As a result of the vacancies created by the pending retirement of Messrs. Gaige and Jacobs, and in accordance with the above-referenced provisions of National Penn's articles and bylaws, the Board has reduced the size of the Board from 14 to 12 directors and the size of both Class II and III from 5 to 4 directors, and re-designated Mr. Weidner, who was serving as a Class III director with a term through 2005, as a Class II director with a term until the 2004 annual meeting.

     The bylaws permit shareholders to nominate candidates for election as directors. A nomination must be made in compliance with the advance notice and information requirements of the bylaws. National Penn has not received any such notice of a nomination.

     In accordance with the bylaws, directors are elected by a plurality of the votes of shares present and entitled to be voted at the meeting. That means the four nominees of the Board will be elected if they receive more affirmative votes than any other nominees.

--------------------------------------------------------------------------------
Director Information
--------------------------------------------------------------------------------


     The Board is separated into three classes, each with a three-year term. The terms of the persons elected as Class II directors will expire in 2007. The terms of the continuing Class III directors expire in 2005, and the terms of the continuing Class I directors expire in 2006.

     Below is biographical and other information about the nominees for election as Class II directors, and the continuing Class III and Class I directors, as of March 5, 2004.

Nominees as Class II directors to serve until 2007:

Fred D. Hafer, age 62, has been a director since 2003 and a director of National Penn Bank since 2002. He is the retired Chairman of FirstEnergy Corporation, having retired in 2001. He was formerly Chairman, President and Chief Executive Officer of GPU Corporation. He is a member of the Audit Committee of the Board.

C. Robert Roth, age 56, has been a director since 1990. Mr. Roth is a Bucks County District Justice. He is a member of the following Board committees: Audit and Executive.

Wayne R. Weidner, age 61, has been a director since 1985. Mr. Weidner is Chairman and Chief Executive Officer of National Penn, and was Chairman, President and Chief Executive Officer of National Penn from January 2002 until December 2003. He was President and Chief Executive Officer of National Penn in 2001, and President from 1998 to 2000. He is also Chairman of National Penn Bank. He is a member of the Executive Committee of the Board.

Donald P. Worthington, age 60, became a director on March 1, 2004. He is Executive Vice President of National Penn Bank and Chairman of the Bank's FirstService Division. He served as President of the FirstService Division from February 2003 until March 2004. Prior to that, he was Executive Vice President of FirstService Bank.

Continuing Class III directors to serve until 2005:

Frederick P. Krott, age 57, has been a director since 2001. Mr. Krott is President of Lamm & Witman Funeral Home, Inc. Mr. Krott was first elected a director when National Penn acquired Community Independent Bank, Inc., as provided in the acquisition agreement. He is a member of the Compensation Committee of the Board.

Patricia L. Langiotti, age 57, has been a director since 1986. Ms. Langiotti is President of Creative Management Concepts, a management consulting firm. She is a member of the following Board committees: Audit (Chair), Compensation, Executive and Nominating/Corporate Governance.

Kenneth A. Longacre, age 70, has been a director since October 2001, and was a director from 1990 through 2000. Mr. Longacre is Chairman of Farm & Home Oil Company. He is a member of the following Board committees: Compensation, Executive (Chair) and Nominating/Corporate Governance.

Alexander Rankin V, age 71, became a director in February 2003. Mr. Rankin is Chairman of Vulcan Spring & Manufacturing Co. Mr. Rankin was elected a director when National Penn acquired FirstService Bank, as provided in the acquisition agreement. He is a member of the Audit Committee of the Board.

Continuing Class I directors to serve until 2006:

John H. Body, age 70, has been a director since 1981. Mr. Body, who is retired, is the former Manager, General Services of Air Products and Chemicals, Inc. He is a member of the following Board committees: Executive and Nominating/Corporate Governance (Chair).

J. Ralph Borneman, Jr., age 65, has been a director since 1988. Mr. Borneman is President of Body-Borneman Associates, Inc., an insurance agency. Mr. Borneman is also a member of the boards of directors of Erie Indemnity Co. and Erie Family Life Insurance Co. He is a member of the following Board committees:
Compensation (Chair), Executive and Nominating/Corporate Governance.

Glenn E. Moyer, age 52, has been a director since 2002. Mr. Moyer has been President of National Penn and Chief Executive Officer of National Penn Bank since December 2003, and was Executive Vice President of National Penn since April 2001 and President and Chief Operating Officer of National Penn Bank since January 2001. He was Executive Vice President and Chief Lending Officer of National Penn Bank and President of National Penn Bank's Elverson Division from January 1999 to January 2001. Prior to that, he was President, Chief Executive Officer and a director of Elverson National Bank. He is a member of the Executive Committee of the Board.

Robert E. Rigg, age 51, has been a director since 1999. Mr. Rigg is the President of Rigg Darlington Group Inc., an insurance agency. Mr. Rigg was first elected a director when National Penn acquired Elverson National Bank, as provided in the acquisition agreement.

He is a member of the following Board committees: Audit and Nominating/Corporate Governance.

--------------------------------------------------------------------------------
Corporate Governance
--------------------------------------------------------------------------------


     National Penn's governing body is its Board of Directors. The Board is elected by the shareholders to direct and oversee the company's management in the long-term interests of shareholders.

     Corporate Governance Guidelines
     -------------------------------

     The Board has adopted a set of Corporate Governance Guidelines that, together with National Penn's articles of incorporation, bylaws, and the charters of Board committees, provide a framework for the governance of National Penn. The Guidelines are intended to assist the Board in the exercise of its responsibilities. As the operation of the Board is a dynamic process, these Guidelines are reviewed periodically and are changed by the Board from time to time as deemed appropriate. National Penn's Corporate Guidelines are available on National Penn's website, www.nationalpennbancshares.com. To access the guidelines, select "Investor Relations" and then "Corporate Governance."

     Director Independence
     ---------------------

     Under NASD Marketplace Rules, a Nasdaq-listed company's board of directors must be comprised of a majority of independent directors. The Board has determined that each of Messrs. Body, Borneman, Hafer, Krott, Longacre, Rankin, Rigg, Roth and Ms. Langiotti is an independent director, as defined in the Marketplace Rules of the NASD. In that regard, none of these directors is a person who:

     o Is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn;

     o Accepted, or who has a relative by blood, marriage or adoption or who has the same residence as such director (a "Family Member") who accepted, any payments from National Penn or any subsidiary of National Penn in excess of $60,000 during fiscal 2003 or any of the past three fiscal years, other than compensation for service on the Board, payments arising solely from investments in National Penn's securities or, benefits under a tax-qualified retirement plan or non-discretionary compensation;

     o Is a Family Member of an individual who is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn as an executive officer;

     o Is a partner in, or a controlling shareholder or an executive officer of, any organization to which National Penn made, or from which National Penn received, payments (other than those arising solely from investments in National Penn's securities) that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, in fiscal year 2003 or any of the past three fiscal years;

     o Is employed as an executive officer of another entity where any of the executive officers of National Penn serve on the compensation committee of such other entity, and no such relationship existed during fiscal year 2003 or any of the past three years; or

     o Is or was a partner or employee of National Penn's independent auditors, and worked on National Penn's audit, during fiscal year 2003 or any of the past three years.

     A majority of Board members are independent directors as defined above, and as defined by the Securities and Exchange Commission and other regulatory authorities. The independent directors periodically meet in executive session without management present.

     Board Membership Criteria
     -------------------------

     Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards. Candidates for membership on the Board are selected for their character, judgment, business experience and acumen. Board members are expected to devote the time and effort necessary to be productive members of the Board, which includes learning the business of National Penn and the Board, actively participating in Board meetings, and attending all meetings of the Board and its committees.

     Each non-employee director is also expected to, and currently does, meet National Penn's stock ownership guidelines, which provide for ownership of National Penn stock worth at least twice the annual retainer.

     Board Committees
     ----------------

     The Board maintains four standing committees: Executive, Audit, Compensation and Nominating/Corporate Governance. Each committee operates under its own separate charter which is approved by the Board. These charters are available on National Penn's website. To access these items, log on to National Penn's website, www.nationalpennbancshares.com, and select "Investor Relations" and then "Corporate Governance."

     Executive Committee. The Executive Committee is authorized to act on behalf of the Board during intervals between meetings of the Board. The Executive Committee quickly responds to time-sensitive business and legal matters when they arise. The Executive Committee also is responsible for ensuring an appropriate structure for management succession and development.

     Audit Committee. National Penn's Audit Committee is currently comprised of six directors, all of whom are independent as described above. In addition to the above NASD independence requirements, the SEC has issued heightened independence standards pursuant to the Sarbanes-Oxley Act of 2002 that apply to audit committee members. These standards provide that a member of a Nasdaq-listed company's audit committee may not, in his or her capacity as a member of the audit committee, the board of directors, or any other board committee:

     o Accept directly or indirectly any consulting, advisory or other compensatory fee from the company or any subsidiary of the company, except for certain retirement benefits; or

     o Be an "affiliated person" of the company or any subsidiary of the company, as defined by SEC rules.

Each of the members of National Penn's audit committee meets these heightened independence standards.

     The SEC and NASD also have requirements regarding financial expertise and sophistication. The Board has determined that Patricia L. Langiotti, President of Creative Management Concepts, and Fred D. Hafer, retired Chairman of FirstEnergy Corporation and formerly Chairman, President and Chief Executive Officer of GPU Corporation, each meet the SEC's definition of "audit committee financial expert" and are "financially sophisticated" under NASD listed company audit committee rules.

     The Audit Committee's duties include:

     o Appointing, approving compensation for, and providing oversight of, National Penn's independent accountants;

     o Approving all audit and non-audit services to be performed by the independent accountants;

     o Reviewing the scope and results of the audit plans of the independent accountants and internal auditors;

     o Overseeing the scope and adequacy of internal accounting control and record- keeping systems;

     o Reviewing the objectivity, effectiveness and resources of the internal audit function;

     o Conferring independently with, and reviewing various reports generated by, the independent accountants;

     o Resolving any disagreements between management and the independent accountants; and

     o Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     A more comprehensive description of the duties and responsibilities may be found in the Audit Committee Charter, which may be accessed on National Penn's website, www.nationalpennbancshares.com, by selecting "Investor Relations" and then "Corporate Governance."

     Compensation Committee. National Penn's Compensation Committee generally reviews, approves and reports to the Board on compensation and related programs and plans. The Compensation Committee is currently comprised of five directors, all of whom are independent, as described above. The Compensation Committee's duties include:

     o    Determining the compensation for executive management;

     o Establishing compensation policies for National Penn's directors, officers and employees generally; and

     o    Administering National Penn's stock-based compensation plans.

     The Compensation Committee charter may be accessed on National Penn's website, www.nationalpennbancshares.com, by selecting "Investor Relations" and then "Corporate Governance."

     Nominating/Corporate Governance Committee. National Penn's Nominating/Corporate Governance Committee identifies and recommends nominees for election to the Board, and oversees matters of corporate governance processes, including Board performance. The Nominating/Corporate Governance Committee is comprised of six directors, each of whom is independent as described under "Director Independence."

     The Nominating/Corporate Governance Committee's duties specifically include:

     o Screening and recommending candidates as nominees for election to the Board (see also "Consideration of Director Nominees" below);

     o    Evaluating Board performance--overall, and individually by director;

     o    Overseeing the training and orientation of directors; and

     o Reviewing corporate policies such as Code of Conduct, stock ownership of directors and management, insider trading and director attendance.

     The Nominating/Corporate Governance Committee charter may be accessed on National Penn's website, www.nationalpennbancshares.com, by selecting "Investor Relations" and then "Corporate Governance."

     Consideration of Director Nominees
     ----------------------------------

     The Nominating/Corporate Governance Committee selects individuals for nomination to the Board based on the "Board Membership Criteria." In selecting members, the Board endeavors to establish director diversity and the following areas of core competency on the Board as a whole:

     o    Accounting and finance;
     o    Business judgment;
     o    Management;
     o    Crisis response;
     o    Industry knowledge;
     o    International markets;
     o    Leadership;
     o    Strategic vision;
     o    Safety and environmental;
     o    Marketing;
     o    Human resources.

     The Nominating/Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

     The Nominating/Corporate Governance Committee utilizes a systematic process for nominating individuals for election as directors of National Penn. This process is as follows:

     o The Nominating/Corporate Governance Committee identifies, recruits and recommends candidates to fill positions on the Board.

          o Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, management, professional search firms or other persons.

          o The Nominating/Corporate Governance Committee also considers qualified candidates for director suggested by shareholders. Shareholders who wish to suggest candidates as nominees should write to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512 (Attention: Corporate Secretary), stating in detail the qualifications of the persons they recommend. There is no difference in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise.

          o The Nominating/Corporate Governance Committee has the authority to conduct any investigation appropriate to fulfilling its duties, and has the ability and funding to retain legal, accounting or other consultants or experts it deems necessary in the performance of its duties, including a professional search firm. The Nominating/ Corporate Governance Committee has the authority to approve any search firm's fees and other terms of its retention.

     o The Nominating/Corporate Governance Committee conducts the appropriate and necessary inquiries into the backgrounds and qualifications of these candidates.

     o The Nominating/Corporate Governance Committee recommends director nominees for approval by the Board and the shareholders, including whether to fill a new position or vacancy.

     o The Nominating/Corporate Governance Committee presents all the recommendations to the Board with as much information as can be gathered about the recommended candidates, including information from publicly available sources and from third parties.

     o The Board then reviews the recommendations and the accompanying information.

     o When the Board tentatively approves a proposed nomination, the Chairman of the Nominating/Corporate Governance Committee discusses with the candidate the proposed nomination to determine if the individual wishes to accept the nomination and/or if there is any reason why the Board should not proceed with the nomination. The Chairman of the Nominating/Corporate Governance Committee then communicates the results of this conversation to the Board.

     o    The Board then formally acts on the nomination.

     Code of Conduct
     ---------------

     National Penn has adopted a Code of Conduct that addresses, among other things, ethical conduct, conflicts of interest, integrity of financial reports, legal compliance and the reporting of violations. The Code applies to all directors, officers and employees. All directors, officers and employees are required annually to affirm in writing their acceptance of the Code of Conduct. The Code of Conduct may be accessed on National Penn's website, www.nationalpennbancshares.com, by selecting "Investor Relations" and then "Corporate Governance."

     Contacting the Board of Directors
     ---------------------------------

     The Board welcomes communications from shareholders and has adopted a procedure for receiving and addressing them. Shareholders may write to either the entire Board or to individual directors. To do so, you should send your communication to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512 (Attention: Corporate Secretary). Likewise, e-mail communications should be addressed to the Corporate Secretary at slspayd@natpennbank.com. The Corporate Secretary does not screen letters or e-mails for content, but will forward a letter or e-mail to an individual director or Board committee as the Corporate Secretary feels appropriate if no specific direction is provided.

--------------------------------------------------------------------------------
Meetings and Attendance
--------------------------------------------------------------------------------


     In 2003, the full Board met 14 times, the Audit Committee met eight times, the Compensation Committee met five times, the Executive Committee met seven times and the Nominating/Corporate Governance Committee met six times.

     All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

     National Penn directors are expected to attend annual meetings of shareholders and, barring unforeseen circumstances, generally do so. Last year's annual meeting was attended by all of the National Penn directors.

--------------------------------------------------------------------------------
Director Compensation
--------------------------------------------------------------------------------


     Messrs. Weidner, Moyer and Worthington are the only directors who are also National Penn employees. National Penn does not pay them any additional compensation for serving as directors of National Penn or any subsidiary.

     Annual Retainer and Per-Meeting Fees. National Penn pays each non-employee director an annual retainer fee and committee meeting fees for serving as a director. Various National Penn subsidiaries or divisions also pay certain fees to non-employee directors serving on their boards.

     Annual Retainer. The annual retainer fee is $10,000, except that the annual retainer fee for the Chairs of the Executive, Compensation and Nominating/Corporate Governance Committees is $12,500, and the annual retainer fee for the Audit Committee Chair is $15,000.

     Per-Meeting and Other Fees. Committee meeting fees are $500 or $250 if the meeting is held by telephone conference call. Audit committee meeting fees are $750 or $375 if the meeting is held by telephone conference call. The Audit Committee Chair receives a $250 fee per telephone meeting with National Penn's management and independent accountants.

     Each non-employee director is also a director of National Penn Bank. National Penn Bank pays each non-employee director a fee of $1,000 per Bank Board meeting attended. Bank Board committee fees and telephone conference call meeting fees are the same as the National Penn fees described above.

     Certain non-employee directors also serve as directors of various National Penn subsidiaries or divisions and are separately paid for such services, as follows:

     o Mr. Hafer is also a non-employee director of National Penn Leasing Company and receives $500 for each National Penn Leasing Company Board meeting attended.

     o Mr. Krott is also a non-employee member of National Penn Bank's Berks Divisional Board, and in accordance with the acquisition agreement relating to the Community Independent Bank acquisition, receives $600 for each divisional board meeting attended.

     o Ms. Langiotti is also a non-employee director of Penn 1st Financial Services, Inc. and receives $500 for each Penn 1st Board meeting attended.

     o Mr. Longacre is also a non-employee director of Investors Trust Company and Penn Securities, Inc. and receives $500 for each Investors Trust or Penn Securities Board meeting attended. Mr. Longacre is also a non-employee member of National Penn Bank's FirstService Divisional Board and receives $100 for each divisional board meeting attended.

     o Mr. Rankin is also a non-employee member of National Penn Bank's FirstService Divisional Board, and in accordance with the acquisition agreement relating to the FirstService Bank acquisition, he receives a quarterly retainer of $3,375.

     In addition, until February 2004, Mr. Rigg also served as a non-employee member of National Penn Bank's Elverson Divisional Board. In accordance with the acquisition agreement relating to the Elverson National Bank acquisition, he received $650 for each divisional board meeting attended.

     Directors' Fee Plan. Each non-employee director may elect to receive his or her directors' fees in cash or National Penn common shares. If the director wishes, the payment may be deferred to a later time. During 2003, National Penn directors accrued a total of $397,550 in directors' fees. Of this amount, $190,250 was paid in cash or stock, $43,850 was deferred and will be paid in cash, and $163,450 was deferred and will be paid in stock.

     Stock Option Plan. Under a ten-year plan adopted in 1995, National Penn grants each non-employee director stock options for National Penn common stock on the first business day of each year through the year 2004. Due to the effect of stock splits and stock dividends, the number of shares covered by such options has increased from 500 in 1995 to 1,149 in 2004. The exercise price of these options is equal to the fair market value of the stock on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if a change of control of National Penn occurs or is attempted. The options expire ten years from the date of grant.

--------------------------------------------------------------------------------
EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


Compensation Committee Report
--------------------------------------------------------------------------------


     The Compensation Committee of National Penn's Board of Directors, comprised of five independent directors, establishes the compensation levels of National Penn's executive officers, including the Chief Executive Officer.

     Compensation Philosophy. The Committee believes the maximization of corporate performance, and in turn, shareholder value, depends largely on tying executive compensation to corporate performance and the appreciation in the market value of National Penn stock. To that end, the Committee follows a pay-for-performance philosophy.

     To implement this philosophy, the Committee places at risk a significant portion of executive management's compensation. The Committee effects this by utilizing a pay package that emphasizes compensation based on achievement of National Penn's financial goals and appreciation in the market value of National Penn's stock. The Committee seeks to provide a high level of overall compensation to executive management if a correspondingly high level of profitability is achieved.

     Components of Compensation. The overall compensation strategy of the Committee is to administer a competitive total compensation program, which recognizes team, individual and corporate accomplishments. National Penn's compensation program for executive officers consists of three components:

          o    Base salary;

          o    Annual incentive compensation; and

          o    Long-term stock-based compensation.

     Annual incentive and long-term stock-based incentive compensation constitute a significant portion of overall compensation for executive management. The Committee feels that this compensation practice is an essential element in fostering a strong commitment to long-term growth in shareholder value.

     The three components of executive compensation are discussed separately below.

     Base Salary. The Committee reviews base salaries of executive officers annually, considering:

          o    Job scope and responsibilities;

          o    Corporate, unit and individual performance; and

          o    Salary rates for similar positions at other companies.

     The Committee generally targets base salaries for executive management in the range of median salary levels of comparable level executives at peer institutions. Although the Committee considers National Penn's financial performance, its salary decisions are generally not tied to any specific financial performance factor. Although salary decisions are made independently of decisions on other components of compensation, they are made in the context of overall compensation.

     For 2003, the Committee reviewed an independent salary study of Pennsylvania banking companies, broken down by asset size, including data on chief executive officer compensation. These companies are more comparable to National Penn than the companies in the Nasdaq Bank Stock Index included in the graph on page 24, as that index includes larger companies throughout the United States. After this review, the Committee established Mr. Weidner's 2003 base salary at $355,000, a 21.5% increase over his 2002 salary level, which is in the range of median salary levels of the chief executive officers of the peer companies covered by the study.

     Annual Incentive Compensation. Superior growth and performance in the short-term is rewarded with annual incentive compensation. This compensation tool motivates executive officers to accomplish and improve on-going operating results. All performance measures are identifiable and have both qualitative and quantitative parameters, and support overall business objectives.

     Executive officers and others approved by the Committee are eligible to earn bonuses under the Executive Incentive Plan. These bonuses are a function of:

          o The size of the bonus fund, which the Committee determines each year, utilizing a formula as provided in the Plan;

          o The number of participants in the Plan, which the Committee determines each year; and

          o The Committee's subjective evaluation of each participant's contribution to National Penn's results for the year, after considering the participant's responsibility level and opportunity for team leadership, and the application of the individual limits set forth in the Plan.

     Bonuses awarded under the Plan are based on company-wide performance measures, and require high performance results for awards to be paid. Each year the Committee establishes internal and external financial performance goals for the ensuing year. For 2003:

          o The internal goal was for diluted per share operating income to exceed the same for 2002; and

          o The external goal was for net operating income before securities transactions, as a percent of average realized common equity, to exceed the average of such income, as a percent of average realized common equity, for a group of ten Pennsylvania banking companies selected by the Committee. This group is less varied than the companies in the Nasdaq Bank Stock Index included in the graph on page 24. The Committee believes that short-term financial performance should be measured against that of other regional banking companies. The Committee selects the comparison group annually, in advance.

     Annually, the Committee determines if the two goals have been met. If so, a bonus fund is determined by a formula reflecting the extent by which the external goal was met. The maximum bonus fund is established if National Penn meets the external goal by 30% or more. If National Penn does not meet either goal, there is no bonus fund.

     The Plan provides for a maximum cash bonus of 50% of base salary for National Penn's two most senior executive officers, Messrs. Weidner and Moyer (Type A participants). For other officers, the Plan provides maximum cash bonuses of 35% or 25% of base salary (Type B or C participants).

     The Plan also provides that 25% of the total bonus award for each Type A or B participant is subject to mandatory deferral and the risk of forfeiture for five years. At the end of five years, if the participant is still employed, has retired at age 60 or later, or has died, the participant (or his or her designated beneficiary) becomes entitled to the deferred bonus plus interest, together with a 100% matching contribution from National Penn. Interest accrues on the mandatory deferral at a money market rate, adjusted quarterly. The participant forfeits the deferred bonus if the requirements for a matching contribution are not satisfied. If there is a change-in-control of National Penn, each participant becomes entitled to an amount equal to all bonuses still deferred under the Plan plus interest, together with a matching contribution from National Penn. On the date of the change-in-control, the Plan terminates and all amounts are to be paid out within 30 days.

     In 2003, National Penn met both goals established under the Plan. Based on the resulting size of the bonus fund, the number of Plan participants, and the Committee's subjective performance evaluations of Plan participants for 2003, the Committee recommended, and the Board of Directors approved, a cash bonus of $179,375 and a mandatory deferred bonus of $59,792 for Mr. Weidner. In evaluating Mr. Weidner's performance, the Committee noted National Penn's record earnings in 2003 and Mr. Weidner's leadership in continuing to position National Penn for long-term profitable growth, which may include acquisitions of other companies.

     In late 2003, the Committee, and then the Board of Directors, approved an amended and restated Executive Incentive Plan, effective January 1, 2004. Under the amended and restated Plan, National Penn's annual financial performance will be measured by earnings per share targets, not return on equity peer group comparisons. The Committee believes this measure will be more in line with the Board's strategic management objectives. Other changes in Plan design and award parameters are intended to improve the overall competitive nature of the Plan.

     Long-Term Stock-Based Compensation. The Committee believes that ownership of National Penn stock by executives who play significant roles in the success of National Penn is a key to building long-term shareholder value. To that end, stock options are an effective compensation tool. While the Committee encourages executives to retain stock acquired by the exercise of options, the Committee recognizes that personal circumstances often lead executives to sell some or all of the stock acquired in any given exercise of options.

     The Committee grants stock options annually to executive officers and others under a stock compensation plan approved by shareholders. All options have an exercise price equal to the stock's fair market value on the date of grant and vest (become exercisable) in 20% increments over a five-year period. If an optionee's employment ends other than upon death or retirement at age 60 or later, non-vested options terminate. If there is a change-in-control of National Penn, all non-vested options vest immediately.

     In determining the number of options to be granted in 2003 to executive officers and others, the Committee considered:

          o Publicly available management compensation and option data about other banking companies;

          o    The number of options previously granted;

          o    Potential dilution;

          o    Vesting requirements;

          o    The number of shares outstanding; and

          o    National Penn's financial performance.

     Based on the foregoing criteria, the Committee using its best judgment granted executive officers and others stock options for a total of 335,000 shares or 1.38% of National Penn's shares outstanding at December 31, 2003, including stock options for 46,140 shares granted to Mr. Weidner.

     Tax Law. Under the federal income tax law, compensation to executives of public companies in excess of $1 million per year is not deductible for income tax purposes if it is not "performance-based." The Committee continues to monitor this situation. To the extent the Committee develops new executive compensation programs, it intends to structure them so that compensation will be deemed "performance-based" under this income tax law.


         J. Ralph Borneman, Jr., Chairman
         Frederick H. Gaige                            Patricia L. Langiotti
         Frederick P. Krott                            Kenneth A. Longacre

--------------------------------------------------------------------------------
Summary Compensation Table
--------------------------------------------------------------------------------


     The following table summarizes the total compensation, for each of the last three years, for Mr. Weidner, National Penn's chief executive officer during 2003, and the four other most highly compensated persons who were serving as executive officers at the end of 2003. These individuals are referred to as the "Named Executive Officers."


                                                                           Long-Term Compensation
                                                                       -------------------------------
                                       Annual Compensation                    Awards          Payouts
                           ------------------------------------------- --------------------- ---------

                                                                                   Securities
                                                              Other    Restricted  Underlying
        Name and                                             Annual      Stock     Options/     LTIP     All Other
        Principal                    Salary(1)   Bonus (2) Compensation  Awards     SARs      Payouts   Compensation
        Position            Year       ($)        ($)         ($)         ($)        (#)        ($)        ($)
-------------------------  ------  ---------- ---------- ------------- --------- ----------- --------- ------------
           (a)              (b)       (c)        (d)          (e)         (f)        (g)        (h)        (i)

Wayne R. Weidner            2003     $364,573   $239,167       0           0          46,140     0     $56,664(3)
  Chairman and Chief        2002      304,597    197,201       0           0          44,100     0      51,543
  Executive Officer         2001      286,723    185,832       0           0          43,260     0      51,345

Glenn E. Moyer              2003      292,648    191,833       0           0          34,610     0       7,554(3)
  President; President      2002      235,912    152,398       0           0          33,075     0       6,392
  of National Penn Bank     2001      216,712    152,235       0           0          27,038     0       5,553

John C. Spier(4)            2003      230,662    100,503       0           0           8,000     0         772(3)
  Group Executive Vice      2002            0          0       0           0               0     0           0
  President of National     2001            0          0       0           0               0     0           0
  Penn Bank

Bruce G. Kilroy             2003      173,408     80,455       0           0           9,500     0      22,769(3)
  Group Executive Vice      2002      165,092     75,788       0           0           8,925     0       6,084
  President of National     2001      160,034     74,000       0           0           8,652     0       3,922
  Penn Bank

Sharon L. Weaver            2003      165,314     78,824       0           0           9,500     0      22,304(3)
  Group Executive Vice      2002      156,003     74,154       0           0           8,925     0      18,874
  President of National     2001      145,200     69,467       0           0           8,652     0      17,397
  Penn Bank


--------------------------------

(1)  Includes automobile and telephone allowances.

(2) Includes 25% mandatory deferral of total award under National Penn's Executive Incentive Plan. Interest accrues on the mandatory deferral at a money market rate, adjusted quarterly (in fourth quarter 2003, the rate was 0.57 percent). The mandatory deferral plus interest is forfeited if the employee voluntarily terminates employment before age 60. Assuming no forfeiture occurs, a mandatory deferral plus accrued interest is payable after five years, together with a 100% matching contribution.

(3)  Includes:

     (a) 50% matching contributions by National Penn under the Capital Accumulation Plan (a 401(k) plan) ($7,000 for Mr. Weidner, $7,000 for Mr. Moyer, $740 for Mr. Spier, $6,176 for Mr. Kilroy and $5,858 for Ms. Weaver);

     (b) National Penn's matching contribution with respect to previously awarded, mandatorily deferred amounts under National Penn's Executive Incentive Plan paid in accordance with the Plan ($48,071 for Mr. Weidner, $16,224 for Mr. Kilroy and $16,152 for Ms. Weaver);

     (c) Imputed value of life insurance benefits equal to $1,485 for Mr. Weidner, $554 for Mr. Moyer, $32 for Mr. Spier, $369 for Mr. Kilroy and $294 for Ms. Weaver; and

     (d) Long-term disability insurance premiums of $108 for Mr. Weidner.

(4) Mr. Spier became an employee of National Penn in February 2003 when National Penn acquired FirstService Bank, and terminated his employment with National Penn effective March 2004.

--------------------------------------------------------------------------------
Stock Options
--------------------------------------------------------------------------------


     The following table shows certain information about the stock option awards that were made to the Named Executive Officers during 2003.



                                            Option/SAR Grants in Last Fiscal Year

                                                 Stock Option Grants in 2003


                                                     Individual Grants                          Grant Date Value
                              ----------------------------------------------------------------   --------------
                                Number of         % of Total       Exercise or                       Grant Date
                                Securities         Options         Base Price(2)    Expiration     Present Value
                                Underlying        Granted to       ($/Share)          Date(3)        Based on
                                  Options       Employees in                                        Black-Scholes
                                Granted(1)       Fiscal Year                                         Model(4)
         Name                      (#)                                                                  ($)
-----------------------       ----------       ------------      -----------       -----------   --------------
          (a)                      (b)                (c)              (d)              (e)              (f)

Wayne R. Weidner                  46,140             13.77%           $32.35          1/3/2014         $369,120

Glenn E. Moyer                    34,610             10.33%            32.35          1/3/2014          276,880

John C. Spier                      8,000              2.39%            32.35          3/1/2004(5)        64,000

Bruce G. Kilroy                    9,500              2.84%            32.35          1/3/2014           76,000

Sharon L. Weaver                   9,500              2.84%            32.35          1/3/2014           76,000


(1) Each option becomes exercisable, if the holder remains an employee after the grant date, as follows: 20% per year on the first through fifth anniversary dates of the grant. All amounts represent stock options; National Penn's stock compensation plans do not provide for the issuance of stock appreciation rights. Each option is transferable to family members under specified conditions.

(2) National Penn's stock compensation plans provide that all options must be granted with an exercise price equal to the fair market value of the stock on the date of grant. The exercise price for an option must be paid in cash; an optionee exercising a non-qualified stock option may elect to surrender a percentage of the shares otherwise issuable to cover any required withholding taxes upon compliance with detailed procedural rules set forth in the plans.

(3) If employment terminates other than for retirement at age 60 or later or death, or for "cause," the non-vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than three months after termination of employment. If employment terminates upon retirement at age 60 or later or death, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than five years after termination of employment. If employment terminates for "cause," all unexercised options lapse immediately.

(4) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of National Penn's common stock options to be $8.00 per share under option. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include: (a) an expected volatility of 27.70%; (b) a risk-free rate of return of 4.04%, which approximates the 6-year, 8-month zero-coupon Treasury bond rate; (c) National Penn's average common shares dividend yield of 3.02% on the grant date; (d) an expected term of 6.00 years; and (e) an expected turnover of 5%.

(5) These stock options never vested and expired on March 1, 2004 due to Mr. Spier's resignation effective that date.

     The following table shows certain information about option exercises during 2003 by the Named Executive Officers and the value of their unexercised options as of December 31, 2003.


                                   Aggregated Option/SAR Exercises in Last Fiscal Year and
                                              Fiscal Year End Option/SAR Values

                                                                                          Value of Unexercised
                                                            Number of Securities              In-the-Money
                                                           Underlying Unexercised             Options/SARs
                                                           Options/SARs at FY-End             at FY-End(2)
                                                       ------------------------------ -----------------------------
                            Shares
                           Acquired         Value
                         on Exercise     Realized(1)    Exercisable    Unexercisable   Exercisable    Unexercisable
         Name                (#)             ($)            (#)             (#)            ($)            ($)
-----------------------  ------------   -------------  -------------- --------------- -------------  --------------
          (a)                (b)             (c)            (d)             (e)            (f)            (g)

Wayne R. Weidner              62,030        $790,979         355,259         136,778    $5,186,802        $926,936

Glenn E. Moyer                     0               0          69,754          87,454     1,066,486         502,792

John C. Spier                147,536       2,824,361               0               0             0               0

Bruce G. Kilroy                5,250          21,130          29,226          27,779       300,800         187,196

Sharon L. Weaver               3,878          48,533          49,916          27,779       646,093         187,196

(1) Represents the total market value of the underlying common shares on the date of exercise minus the total exercise price for the options exercised.

(2) "In-the-Money Options" are stock options where the market value of the underlying common shares exceeded the exercise price at December 31, 2003.
     The value of such options is determined by subtracting the total exercise price for such options from the total fair market value of the underlying common shares on December 31, 2003.


--------------------------------------------------------------------------------
Pension Benefits
--------------------------------------------------------------------------------


     National Penn has a non-contributory, defined benefit Pension Plan generally covering employees who have reached 20 1/2 years of age and completed 1,000 hours of service with National Penn.

     The following table shows the annual retirement benefits payable under the plan in the form of a straight life annuity for a range of compensation and years of service classifications. The amounts shown in the table are based on an employee who is presently age 65 and has had a constant salary for the past five years. The amounts are not subject to offset for social security or other amounts.

     As of December 31, 2003, Messrs. Weidner, Moyer, Kilroy, and Ms. Weaver were credited with 41, 4, 6, and 25 years of service under the plan, respectively, for benefit calculation purposes. Mr. Spier terminated employment with National Penn effective March 1, 2004, with one year of service credited under the plan for benefit calculation purposes.


                                                       Years of Service
                    --------------------------------------------------------------------------------------
    Salary              15                  20                  25                 30               35
--------------      ----------          ----------          ----------          ---------      -----------

    $ 75,000         $14,400             $19,200             $24,000            $28,800          $33,600

     100,000         $20,775             $27,700             $34,625            $41,550          $48,475

     125,000         $27,150             $36,200             $45,250            $54,300          $63,350

     150,000         $33,525             $44,700             $55,875            $67,050          $78,225

     175,000         $39,900             $53,200             $66,500            $79,800          $93,100

     200,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     225,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     250,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     275,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     300,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     325,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     350,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975

     375,000(1)      $46,275             $61,700             $77,125            $92,550         $107,975


(1) Salary in excess of $200,000 is disregarded in determining a participant's retirement benefit. The 2003 compensation covered by the plan (all salary) for Messrs. Weidner, Moyer, Kilroy and Ms. Weaver was $200,000, $200,000,
     $173,408 and $165,314, respectively.

     National Penn is also contractually obligated to provide Messrs. Weidner, Moyer and Spier with additional retirement benefits for a specified time period.
See "Employment, Change-in- Control and Consulting Agreements" below.


--------------------------------------------------------------------------------
Employment, Change-in-Control, and Consulting Agreements
--------------------------------------------------------------------------------


     Wayne R. Weidner. Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn and Chairman of National Penn Bank has an employment agreement with National Penn and National Penn Bank. This January 2003 agreement supersedes a 1989 agreement that provided Mr. Weidner with a supplemental retirement benefit and a "change-in-control" benefit.

     The current agreement provides for Mr. Weidner to continue service in his current executive positions. The initial term of the agreement is three years--from January 22, 2003 through January 21, 2006. Unless terminated, the agreement is automatically extended by adding one year to the term of the agreement at the end of each year until Mr. Weidner reaches the age of 62, after which there will be no further extensions.

     Mr. Weidner's annual base compensation under the agreement is $355,000, effective January 1, 2003. Mr. Weidner is eligible for annual merit salary increases and awards of stock options, and he is entitled to participate in National Penn's Executive Incentive Plan and to receive certain fringe benefits.

     The current agreement also provides Mr. Weidner with a supplemental retirement benefit, namely, a retirement annuity for 15 years for up to 65% of his final average base salary, depending on the number of years served by him. If Mr. Weidner had retired at December 31, 2002, he would have been entitled under the 1989 agreement to receive a retirement annuity of $154,632 per year for 15 years, with any concurrent payments under National Penn's pension plan credited toward the annuity payments. The current agreement does not change Mr. Weidner's supplemental retirement benefit.

     Mr. Weidner's current agreement also contains a "change-in-control" benefit. This benefit is exercisable by Mr. Weidner at any time within three years after a "change-in- control" of National Penn occurs (including a "merger of equals"). If a change-in-control occurs, Mr. Weidner may elect to terminate employment and receive a lump-sum cash severance payment equal to 299% of his average annual compensation for the five years preceding the change-in-control.

     National Penn may terminate the current agreement at any time with or without "cause," as defined in the agreement. If terminated without cause, the agreement will remain in effect for the remainder of its term, and Mr. Weidner will receive his base salary through the remaining term of the agreement and certain other benefits for one year. In addition, he will remain entitled to the supplemental retirement benefit and to the change- in-control benefit (should a change-in-control occur during the remaining term of the agreement). If terminated for cause, Mr. Weidner will only be entitled to receive accrued and unpaid salary through the date of termination. If terminated due to Mr. Weidner's disability, he will remain entitled to receive his base salary through the remaining term of the agreement and the supplemental retirement benefit. If terminated due to Mr. Weidner's death, Mr. Weidner's designated beneficiary will be entitled to receive a lump sum payment of his base salary through the remaining term of the agreement and the supplemental retirement benefit.

     The current agreement may be terminated by Mr. Weidner at any time. In such event, Mr. Weidner will be entitled to receive accrued unpaid salary through the date of termination, the supplemental retirement benefit and the change-in-control benefit (if applicable).

     The current agreement contains non-solicitation and non-competition provisions that restrict Mr. Weidner's right to compete with National Penn and National Penn Bank during the term of the agreement and, if he voluntarily terminates employment before reaching age 65, for the remainder of the term in effect at the time of termination. The current agreement also contains a non-disclosure provision binding on Mr. Weidner.

     Glenn E. Moyer. Glenn E. Moyer, President of National Penn and President and Chief Executive Officer of National Penn Bank, has an employment agreement with National Penn and National Penn Bank. This agreement supersedes an agreement originally entered into in 1999 that provided Mr. Moyer with a "change-in-control" benefit.

     The current agreement provides for Mr. Moyer to continue service in his current or more senior executive positions. The initial term of the agreement is three years--from December 18, 2002 through December 17, 2005. Unless terminated, the agreement is automatically extended by adding one year to the term of the agreement at the end of each year, until Mr. Moyer reaches the age of 62, after which there will be no further extensions.

     Mr. Moyer's annual base compensation under the agreement is $284,000, effective January 1, 2003. Mr. Moyer is eligible for annual merit salary increases and awards of stock options, and he is entitled to participate in National Penn's Executive Incentive Plan and to receive certain fringe benefits.

     The current agreement also provides Mr. Moyer with a supplemental retirement benefit, namely, a retirement annuity for 10 years for up to 65% of his final average base salary, depending generally on the number of years served by him. Payments due to him under National Penn's pension plan will be credited toward the annuity payments.

     Mr. Moyer's current agreement also contains a "change-in-control" benefit. This benefit is exercisable by Mr. Moyer at any time within three years after a "change-in-control" of National Penn occurs (including a "merger of equals"). If a change-in-control occurs, Mr. Moyer may elect to terminate employment and receive a lump-sum cash severance payment equal to 299% of his average annual compensation for the five years preceding the change-in-control.

     National Penn may terminate the current agreement at any time with or without "cause," as defined in the agreement. If terminated without cause, the agreement will remain in effect for the remainder of its term, and Mr. Moyer will receive his base salary through the remaining term of the agreement and certain other benefits for one year. In addition, he will remain entitled to the supplemental retirement benefit (which, if less than 15/21 of the maximum amount based on his years of service, shall be increased to 15/21 of the maximum amount) and to the change-in-control benefit (should a change-in-control occur during the remaining term of the agreement). If terminated for cause, Mr. Moyer will only be entitled to receive accrued and unpaid salary through the date of termination. If terminated due to Mr. Moyer's disability, he will remain entitled to receive his base salary through the remaining term of the agreement and the supplemental retirement benefit. If terminated due to Mr. Moyer's death, Mr. Moyer's designated beneficiary will be entitled to receive a lump sum payment of his base salary through the remaining term of the agreement and the supplemental retirement benefit.

     The current agreement may be terminated by Mr. Moyer at any time. In such event, Mr. Moyer will be entitled to receive accrued unpaid salary through the date of termination, the supplemental retirement benefit (if he is at least 58 years old at the date of termination), and the change-in-control benefit (if applicable). Should Mr. Moyer terminate the agreement prior to reaching age 58, he will not receive any supplemental retirement benefit.

     The current agreement contains non-solicitation and non-competition provisions that restrict Mr. Moyer's right to compete with National Penn and National Penn Bank during the term of the agreement and, if he voluntarily terminates employment before reaching age 65, for the remainder of the term in effect at the time of termination. The current agreement also contains a non-disclosure provision binding on Mr. Moyer.

     John C. Spier. On September 24, 2002, National Penn and National Penn Bank entered into an employment agreement with John C. Spier, former President and CEO of FirstService Bank, under which he would become Group Executive Vice President of National Penn Bank and Chairman and CEO of the FirstService Bank Division of National Penn Bank. The agreement honored and continued an employment agreement entered into between FirstService and Mr. Spier in 2001.

     The agreement provided Mr. Spier with an annual base salary not to exceed $280,000, annual merit salary increases and awards of stock options, participation in National Penn's Executive Incentive Plan and certain other fringe benefits.

     Under the agreement, National Penn has also agreed to honor the terms of a supplemental executive retirement plan entered into between Mr. Spier and FirstService. The plan provides for a lifetime annuity equal to 60% of his then current base compensation upon retirement, commencing at any time after attaining 62 years of age. Once retirement benefits commence under the plan, they will be increased annually by the lesser of 4% or the annual percentage change in the consumer price index for the preceding year. If Mr. Spier dies, his wife will be entitled to a lifetime spousal death benefit under this plan equal to 80% of the benefit that otherwise would have then been payable to Mr. Spier but for his death. The merger of FirstService with National Penn has triggered a provision of Mr. Spier's supplemental executive retirement plan prohibiting any termination of his benefits under that plan for any reason. Any benefits paid to Mr. Spier under National Penn's defined benefit pension plan will be offset against any benefits payable under the supplemental executive retirement plan.

     Mr. Spier's employment agreement also contained a "change-in-control" benefit that would have entitled Mr. Spier, under certain circumstances, to a lump sum cash payment in the amount of 299% of his average annual compensation for the five years preceding the change-in-control in the event of a change in control of National Penn, limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

     On December 9, 2003, in conjunction with Mr. Spier's desire to step down from his positions with National Penn, Mr. Spier and National Penn mutually terminated Mr. Spier's employment agreement and entered into a consulting agreement. Under the consulting agreement, which has a two-year term, Mr. Spier will provide general advising and consulting services to National Penn. In return, National Penn will pay Mr. Spier $396,000 in twenty-four monthly installments, along with a one-time lump sum payment of $98,000 representing Mr. Spier's 2003 performance bonus. National Penn will also provide Mr.

Spier with certain fringe benefits. In addition, the consulting agreement also provides for the continuation of the supplemental retirement benefits provided in Mr. Spier's September 24, 2002 employment agreement with National Penn as described above

     The consulting agreement contains non-competition and non-disclosure provisions that restrict Mr. Spier's right to compete with National Penn as an employee of, or a consultant to, any other financial institution or divulge confidential information during the term of the agreement. Mr. Spier has also agreed to be bound by National Penn's Code of Conduct.

     Donald P. Worthington. On September 24, 2002, National Penn and National Penn Bank entered into an employment agreement with Donald P. Worthington, former Executive Vice President of FirstService Bank, under which he would become an Executive Vice President of National Penn Bank and President of the FirstService Bank Division of National Penn Bank. The agreement honors and continues an employment agreement entered into between FirstService and Mr. Worthington in 2001. The agreement retains the original five-year term of the FirstService employment agreement. Unless terminated, the agreement is automatically extended by adding one year to the term of the agreement at the end of each term, so that the agreement has a constant five- year term. These automatic one-year extensions continue until Mr. Worthington reaches age 60, after which there shall be no further extensions, and the agreement terminates at the end of the term during which Mr. Worthington reaches age 65.

     Mr. Worthington's employment agreement provides for an initial annual salary of $175,000, which is subject to review and increase, but not decrease. Mr. Worthington is also entitled under the agreement to participate in National Penn's Executive Incentive Plan and to certain fringe benefits.

     If Mr. Worthington is terminated without cause, National Penn will be required to continue his base salary, medical benefits and disability insurance benefits for the remainder of the term of the agreement. However, if Mr. Worthington secures new full- time employment, his wages from that new employment will be offset from the salary continuation payments otherwise payable under the employment agreement. Following any termination of Mr. Worthington, he is prohibited, for a period of two years, from engaging in any activity competitive with National Penn within 50 miles of the principal business location of National Penn, and from soliciting or otherwise interfering with National Penn's relationship with any client, supplier, employee, agent or representative of National Penn.

     Mr. Worthington's employment agreement includes a change in control benefit that would entitle him, under certain circumstances, to a lump sum cash payment in the amount of 150% of his average annual compensation for the five years preceding a change in control of National Penn, limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

     In Mr. Worthington's agreement, National Penn has also agreed to honor the supplemental executive retirement plan entered into between Mr. Worthington and FirstService. The plan provides for a lifetime annuity to Mr. Worthington equal to 60% of his then current base compensation upon retirement, commencing at any time after he reaches age 70. Once retirement benefits commence under the supplemental executive retirement plan, they will be increased annually by the lesser of 4% or the annual percentage change in the consumer price index for the preceding year. If Mr. Worthington dies, his wife will be entitled to a lifetime spousal death benefit under this plan equal to

80% of the benefit that otherwise would have then been payable to Mr. Worthington but for his death. The merger of FirstService with National Penn has triggered a provision of Mr. Worthington's supplemental executive retirement plan prohibiting any termination of his benefits under that plan for any reason. Any benefits paid to Mr. Worthington under National Penn's defined benefit pension plan will be offset against any benefits payable under the supplemental executive retirement plan.

     Bruce G. Kilroy, Sharon L. Weaver. National Penn and National Penn Bank are parties to agreements with Bruce G. Kilroy, Group Executive Vice President and Chief Delivery Officer of National Penn Bank, and Sharon L. Weaver, Group Executive Vice President--Human Resources/Branch Administration/Retail Banking/Marketing of National Penn Bank, that provide each of them with "change-in-control" benefits.

     The benefits provided by these agreements become payable if two events occur. First, there must be a "change-in-control" of National Penn or National Penn Bank (as defined in the agreements). Second, the executive's employment must be terminated without cause or the executive must resign after an adverse change in the terms of his or her employment. Adverse changes include reduction in title or responsibilities, reduction in compensation or benefits (except for a reduction for all employees generally), reassignment beyond a thirty-minute commute from Boyertown, Pennsylvania, or increased travel requirements. If these two events occur, the executive will receive a lump- sum cash severance payment equal to 200% of the executive's average annual compensation for the five years preceding the change-in-control.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH
--------------------------------------------------------------------------------



     The following graph compares the performance of National Penn's common shares to the Nasdaq Stock Market Total Return Index and the Nasdaq Bank Stock Index during the last five years. The graph shows the value of $100 invested in National Penn common stock and both indices on December 31, 1998, and the change in the value of National Penn's common shares compared to the indices as of the end of each year. The graph assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

  Among National Penn Bancshares, Inc., Nasdaq Stock Market Total Return Index
                            & Nasdaq Bank Stock Index









                                [GRAPHIC OMITTED]






                                                December 31,
                                    ----------------------------------
                                    1998  1999  2000  2001  2002  2003
----------------------------------------------------------------------
 National Penn Bancshares, Inc      100   102    88   102   134   176
----------------------------------------------------------------------
 Nasdaq Stock Market Total Return   100   185   112    89    61    92
----------------------------------------------------------------------
 Nasdaq Bank Stocks                 100    96   110   119   121   156
----------------------------------------------------------------------

--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------


     The Audit Committee of National Penn's Board of Directors is composed of six independent directors, as currently defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors. In light of additional responsibilities resulting from the Sarbanes-Oxley Act of 2002, the Board revised the charter in February 2003. The Board revised the charter again in March 2004. The charter is publicly available on the Company's website at www.nationalpennbancshares.com.

     Under its charter, the Audit Committee assists the Board of Directors in its general oversight of National Penn's financial reporting, internal controls and audit functions.

     Management is responsible for National Penn's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, National Penn's independent accountants, are responsible for performing an independent audit of National Penn's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon based on such audit.

     The Audit Committee's responsibility is to monitor and oversee these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not National Penn employees and are not accountants or auditors by profession or experts in accounting or auditing, and their functions are not intended to duplicate or certify the activities of management or the independent accountants. Likewise, the Audit Committee cannot certify that the independent accountants are "independent" under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with management and the independent accountants, and the experience of the Audit Committee's members in business, finance and accounting matters.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Audit Committee that National Penn's consolidated financial statements were prepared with integrity and objectivity and in accordance with accounting principles generally accepted in the United States, and the independent accountants have represented to the Audit Committee that they have performed their audit of National Penn's consolidated financial statements in accordance with auditing standards generally accepted in the United States. The Audit Committee has relied upon the representations of management and the independent accountants without independent verification. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

     The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     National Penn's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1

(Independence Discussions With Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based on the Audit Committee's discussions with management and the independent accountants, the representations of management to the Audit Committee, the representations of the independent accountants included in their report on National Penn's consolidated financial statements and otherwise on such report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Penn's Annual Report on Form 10-K for the year ended December 31, 2003.

     Aggregate fees billed to National Penn by the independent accountants for the years ended December 31, 2003 and December 31, 2002 were as follows:

                                   Year Ended                Year Ended
                               December 31, 2003           December 31, 2002
                               -----------------           -----------------

     Audit Fees                      $319,318                  $280,225

     Audit-Related Fees                16,000                     9,750

     Tax Fees                         242,415                    92,519

     All Other Fees                      None                      None


     Audit Fees. Consists of aggregate fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for the years 2003 and 2002. Also includes services provided by the independent accountants in connection with the Company's registration statements filed with the SEC in 2003 and 2002.

     Audit-Related Fees. Consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statement and are not reported under "Audit Fees." In 2003 and 2002, includes accounting assistance related to acquisitions and consultations related to financial accounting and reporting standards. In 2003, also includes the audit of the Company's 401(k) plan.

     Tax Fees. Consists of aggregate fees billed for professional services for tax compliance, tax advice and tax planning. In 2003 and 2002, these services included assistance regarding federal and state tax compliance, tax audit defense, tax refund claims, and tax planning.

     All Other Fees. Consists of aggregate fees billed for products and services provided by the independent accountants other than those disclosed above.

     The Audit Committee considered whether the independent accountants' provision of the above services is compatible with maintaining the independent accountants' independence. The Audit Committee is satisfied that it is.

     Pre-Approval Requirements. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may be approved on a periodic basis so long as the services do not exceed pre- determined cost levels. If not approved on a periodic basis, such services must otherwise be separately pre-approved by the Audit Committee prior to being performed. In addition, any proposed services that were pre-approved on a periodic basis but later would exceed the pre-determined cost level also require separate pre-approval by the Audit Committee.


          Patricia L. Langiotti, Chair                 Alexander Rankin V
          Frederick H. Gaige                           Robert E. Rigg
          Fred D. Hafer                                C. Robert Roth

--------------------------------------------------------------------------------
STOCK OWNERSHIP
--------------------------------------------------------------------------------


Directors and Executive Officers

--------------------------------------------------------------------------------


     The following table shows certain information about the ownership of National Penn common shares by the directors and executive officers as of March 5, 2004.



                                                       Amount and Nature of Beneficial Ownership
                                        -----------------------------------------------------------------------
                                                                Sole             Shared
                                            Total            Voting and        Voting and           Percent
             Name of                      Beneficial         Investment        Investment              of
         Beneficial Owner                 Ownership             Power             Power             Class(1)
----------------------------------      --------------      -------------    ---------------     --------------

Directors and Nominees
John H. Body(4)                           157,908            152,606              5,302                  -
J. Ralph Borneman, Jr.(4)                  31,255             14,853             16,402                  -
Frederick H. Gaige(4)(8)                    4,744              4,744                  -                  -
Fred D. Hafer(2)                            4,661                  -              4,661                  -
John W. Jacobs(4)(8)                      329,245              4,646            324,599              1.35%
Frederick P. Krott(4)(5)                    6,436              6,013                423                  -
Patricia L. Langiotti(4)                   18,112             16,990              1,122                  -
Kenneth A. Longacre(4)                    127,735            127,735                  -                  -
Glenn E. Moyer(3)(7)                       82,096             79,992              2,104                  -
Alexander Rankin V                        302,075            293,950              8,125              1.24%
Robert E. Rigg(4)                         348,358            329,989             18,369              1.43%
C. Robert Roth(2)(4)                       29,259             15,712             13,547                  -
Wayne R. Weidner(2)(3)                    371,423            370,601                822              1.51%
Donald P. Worthington(2)(3)(6)             83,281             13,823             69,458                  -

Other Named Executive Officers
Bruce G. Kilroy(3)                         43,620             43,620                  -                  -
Sharon L. Weaver(3)                        58,378             58,378                  -                  -

All Directors and Executive
Officers as a Group
(21 Persons)(3)(4)                      2,261,290          1,757,729            503,561               9.3%


-------------------------------

(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 5, 2004.

(2)  Nominee for election as a Class II director.

(3) Includes shares allocated under the Capital Accumulation Plan. Includes the following shares which may as of March 5, 2004, be acquired by exercise of vested options granted under employee stock compensation plans: Mr. Weidner
     - 312,745 shares, Mr. Moyer - 69,754 shares, Mr. Kilroy - 29,226 shares, Ms. Weaver - 49,916 shares, and Mr. Worthington - 3,916 shares. Does not include shares which may be acquired in the future by exercise of options not yet exercisable under employee stock compensation plans.

(4) Includes the following shares which may be acquired by exercise of vested options granted to non- employee directors under the stock option plan for non-employee directors: Mr. Body - 8,043 shares, Mr. Borneman - 6,894 shares, Mr. Gaige - 3,447 shares, Mr. Jacobs - 4,596 shares, Mr. Krott - 1,149 shares, Ms. Langiotti - 8,043 shares, Mr. Longacre - 4,596 shares, Mr. Rigg - 4,596 shares, and Mr. Roth - 7,620 shares. Does not include shares which may be acquired in the future by exercise of options not yet exercisable under the stock option plan for non-employee directors.

(5) Includes 1,073 shares which may be acquired by exercise of vested options granted in substitution for Community Independent Bank, Inc. stock options, as provided in the acquisition agreement.

(6) Includes 3,916 shares which may be acquired by exercise of vested options granted in substitution for FirstService Bank stock options, as provided in the acquisition agreement.

(7) Includes 2,104 shares held by Mr. Moyer's spouse. Mr. Moyer disclaims beneficial ownership of these shares.

(8) Messrs. Gaige and Jacobs will be retiring from the Board effective with the 2004 annual meeting of shareholders.


--------------------------------------------------------------------------------
Five Percent Shareholders
--------------------------------------------------------------------------------


     The following table shows individuals or groups known by National Penn to own more than 5% of its outstanding common shares as of March 5, 2004.


                                   Amount and Nature
        Name and Address             of Beneficial               Percent of
      of Beneficial Owner               Ownership              Common Shares
-----------------------------    ----------------------       ---------------

James K. Overstreet                   2,230,143(1)                 9.19%
315 Natlie Road
Phoenixville, PA 19460


----------------------

(1) Based on Schedule 13D, Amendment No. 5, as filed by Mr. Overstreet with the Securities and Exchange Commission on July 9, 2003. According to this filing: Mr. Overstreet owns 2,077,471 shares; Mr. Overstreet and Evelyn M. Overstreet, his wife, own 8,016 shares; Mrs. Overstreet owns 117,843 shares; and a limited partnership in which Mr. Overstreet is a partner owns 26,813 shares. All share numbers shown here have been adjusted for the 5% stock dividend paid by National Penn on September 30, 2003.


--------------------------------------------------------------------------------
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
--------------------------------------------------------------------------------


Related Party and Similar Transactions

--------------------------------------------------------------------------------


     Certain directors and officers of National Penn, and companies with which they are associated, are customers of National Penn's banking subsidiary, National Penn Bank and/or its former banking subsidiary, Panasia Bank, N.A. During 2003, these individuals and companies had banking transactions with National Penn Bank and/or Panasia Bank, N.A. in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans and commitments to loan involved in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons. In the opinion of National Penn's management, these transactions do not involve more than the normal risk of collection, nor do they present other unfavorable features. As of December 31, 2003, loans to officers, directors, and affiliates represented 1.4% of shareholders' equity in National Penn.

     National Penn repurchases shares of its common stock under a stock repurchase program authorized by the Board of Directors on September 24, 2003 for the purpose of funding National Penn's dividend reinvestment plan, stock option plans, employee stock purchase plan and other stock-based benefit plans. Under this stock repurchase program,

National Penn is authorized to repurchase, from time to time, in open market or privately negotiated transactions, up to 1,000,000 shares of its common stock. In accordance with this stock repurchase program, on January 26, 2004, National Penn repurchased 124,100 shares of National Penn common stock from John W. Jacobs, a director of National Penn, at Mr. Jacobs' request in order to diversify his assets. Mr. Jacobs is retiring as a director of National Penn as of the date of the 2004 annual meeting. Mr. Jacobs' shares were purchased at the stock's closing price on January 26, 2004.

--------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership Reporting Compliance
--------------------------------------------------------------------------------


     Section 16(a) of the Securities Exchange Act of 1934 requires National Penn's directors, executive officers and more-than-10% beneficial shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish National Penn with copies of all their Section 16(a) filings.

     Based solely on review of the Section 16(a) filings furnished to National Penn and/or written representations that no year-end Forms 5 were required to be filed, National Penn believes that its directors, executive officers and more-than-10% shareholders complied during 2003 with all Section 16(a) filing requirements, except that an administrative error at National Penn caused the late filing of a Form 4 by Kenneth A. Longacre, a National Penn director and member of National Penn Bank's FirstService Divisional Board.


--------------------------------------------------------------------------------
ADDITIONAL INFORMATION
--------------------------------------------------------------------------------


"Householding" of Proxy Materials and Annual Reports

     Securities and Exchange Commission rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in "street name") to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of National Penn's shareholders. This delivery method is referred to as "householding," and can result in significant cost savings for National Penn, and in turn, National Penn's shareholders.

     In order to take advantage of this opportunity, National Penn has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless National Penn received contrary instructions from the affected shareholders prior to the mailing date. National Penn will, however, promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to a shareholder at a shared address to which a single copy of those documents was delivered. Shareholders of record who prefer to receive separate copies of a proxy statement or annual report, either now or in the future, can request a separate copy of the proxy statement or annual report by writing to National Penn at the following address: Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, Boyertown, PA 19512, or by telephone at (610) 369-6202. Conversely, if you are currently a shareholder of record who shares an address with another National Penn shareholder and wish to have your future proxy statements and annual reports "householded," please contact National Penn at the above address or telephone number.

     If your National Penn stock is held in "street name" (i.e., held by a broker, bank or other intermediary), you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your National Penn shares are held in street name and you wish to have your future proxy statements and annual reports "householded," you can request "householding" by contacting the broker, bank or other intermediary.

Record Date; Shares Outstanding

     Shareholders of record at the close of business on March 5, 2004 are entitled to vote their shares at the annual meeting. As of that date, there were 24,278,179 common shares outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

     The presence, in person or by proxy, of shareholders with power to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum. A quorum must be present at the meeting before any business may be conducted.

     If a quorum is not present, the shareholders who are represented at the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

     If you participate in National Penn's Dividend Reinvestment Plan and/or Employee Stock Purchase Plan, your proxy will represent the number of shares registered in your name and the number of shares credited to your Dividend Reinvestment Plan and/or Employee Stock Purchase Plan accounts.

     By submitting your proxy, you will authorize the persons named thereon or their substitutes to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to National Penn's Corporate Secretary, by submitting a later-dated proxy, or by voting in person at the meeting.

Default Voting

     If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of the Board of Directors' nominees as directors.

     National Penn's Board and management know of no other business that is planned to be brought before the meeting. If any other business properly comes before the meeting for a vote, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

     Mellon Investor Services LLC, the transfer agent, will tabulate the votes.

     If your shares are treated as a broker non-vote, your shares will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. Because the election of directors is by a plurality of votes, a broker non-vote will have no effect on the outcome.

Voting by Street Name Holders

     If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Independent Accountants

     National Penn has again selected Grant Thornton LLP as independent accountants for 2004. Representatives of that firm will be at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proxy Solicitation

     National Penn will bear all costs of this proxy solicitation. National Penn's officers, directors and regular employees may solicit proxies by mail, in person, by telephone or by facsimile. National Penn will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

Shareholder Proposals and Nominations

     Eligible shareholders may submit proposals to be considered for inclusion in National Penn's 2005 proxy materials for the 2005 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of National Penn no later than November 22, 2004 in order to be considered for inclusion in National Penn's 2005 proxy materials. For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see the discussion of the Committee's practices and procedures beginning on page 7.

     Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only:

     o    Pursuant to National Penn's notice of such meeting;

     o    By the presiding officer;

     o    By or at the direction of a majority of the Board of Directors; or

     o By one or more shareholders in accordance with the applicable rules of the SEC and National Penn's governing By-Law provisions.

     A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at National Penn's principal office not later than:

     o 90 days prior to the annual meeting (which, for the 2005 annual meeting, would mean no later than January 28, 2005 if the annual meeting is held on April 28, 2005; or

     o If the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the Nasdaq Stock Market or in a news release reported by any national news service.

     Each shareholder notice must include:

     o As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given:

          o The name and address of such shareholder and of such beneficial owner; and

          o The class and number of shares of the stock of National Penn that are owned of record and beneficially by such shareholder and such beneficial owner; and

     o A representation that the shareholder is a beneficial owner of stock of National Penn entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

     Each notice of nomination for the election of a director from a shareholder also must set forth:

     o    The name and address of the person to be nominated;

     o A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder;

     o Such other information regarding the nominee as would be required to be included in proxy materials filed under applicable rules of the SEC had the nominee been nominated by the Board of Directors; and

     o The written consent of the nominee to serve as a director of National Penn, if so elected.

     Each notice of a proposal for action at an annual meeting from a shareholder also must set forth:

     o    A brief description of the proposal;

     o    The reasons for making such proposal; and

     o Any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

     If the Corporate Secretary receives notice of a shareholder proposal that complies with National Penn's governing By-Law provisions on or prior to the required date and if such proposal is properly presented at the 2005 annual meeting of shareholders, the proxies appointed by National Penn may exercise discretionary authority in voting on such proposal if, in National Penn's proxy statement for such meeting, National Penn advises shareholders of the nature of such proposal and how the proxies appointed by National Penn intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to National Penn's shareholders.

     The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of National Penn's governing By-Law procedures, including receipt of the required notice by the Corporate Secretary by the date specified. If a shareholder proposal is received by National Penn after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2005 annual meeting of shareholders, the proxies appointed by National Penn's Board of Directors may exercise discretionary authority when voting on such proposal.

     Questions about these requirements, or notices mandated by them, may be directed to: Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P.O. Box 547, Boyertown, Pennsylvania 19512.

Shareholder List

     For at least ten days prior to the meeting, a list of the shareholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at National Penn's principal executive offices. The list will also be available for examination at the meeting.

Annual Report for 2003

     National Penn's Annual Report on Form 10-K (without exhibits) is enclosed with this proxy statement. It is also available at National Penn's website (www.nationalpennbancshares.com) and at the web site of the Securities and Exchange Commission (www.sec.gov).

                         NATIONAL PENN BANCSHARES, INC.

                                [GRAPHIC OMITTED]










                         www.nationalpennbancshares.com

                             VOTING INSTRUCTION CARD

THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         NATIONAL PENN BANCSHARES, INC.

         This Voting Instruction Card serves to instruct Investors Trust Company, as trustee (the "Trustee") under the National Penn Bancshares, Inc. Capital Accumulation Plan (the "Plan"), to vote, as designated herein, all the shares of stock of National Penn Bancshares, Inc. ("National Penn") entitled to be voted by the undersigned participant under the terms of such Plan with respect to the Annual Meeting of Shareholders of National Penn to be held on April 26, 2004, and at any adjournments or postponements thereof.

         The undersigned, in giving such instructions, will act as named fiduciary for (a) such shares that have been allocated to the account of the undersigned, (b) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the Trustee receives no instructions, and (c) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.


                          (Continued on the other side)

--------------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

         This voting instruction card when properly executed will be voted as instructed by the undersigned participant subject to applicable law. If no instructions are given, the shares allocated to the undersigned participant will be voted by the Trustee in accordance with the terms of the Plan and applicable law.

                                             Please Mark Here        ------
                                             for Address Change     |      |
                                             or Comments            |      |
                                             SEE REVERSE SIDE        ------



1.   Election of Class II Directors:

NOMINEES:                              FOR                   WITHHOLD
01 Fred D. Hafer               all nominees listed           AUTHORITY
02 C. Robert Roth              to the left (except          to vote for all
03 Wayne R. Weidner            as marked to the             nominees listed
04 Donald P. Worthington       contrary)                    to the left


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


-----------------------------------------------------------

2. In its discretion, the Trustee is authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.


PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ATTACHED BELOW.


Signature                                    Date
         ---------------------------------        ------------------------------
Please sign exactly as name appears hereon.

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                      Vote by Internet or Telephone or Mail

           Internet and Telephone voting is available 24 hours a day, 7 days a week, until Midnight Eastern Time on April 21, 2004.

      Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your instruction card.

-------------------------------------------------------------------------------
      Internet                     Telephone                      Mail

http://www.eproxy.com/npbc     1-800-435-6710                 Mark, sign and
Use the Internet to vote.      Use any touch-tone             date your card
Have your instruction          telephone to vote.             and return
card in hand when        OR    Have your instruction    OR    it in the enclosed
you access the web site.       card in hand when you          postage-paid
                                       call.                  envelope.
-------------------------------------------------------------------------------



                 If you vote by Internet or by telephone, you do
                  NOT need to mail back your instruction card.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NATIONAL PENN BANCSHARES, INC.

  The undersigned hereby appoints Paul W. McEwen, Dale C. Henne, and Dr. Harold C. Wegman proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. ("National Penn") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of National Penn to be held on April 26, 2004, and at any adjournments or postponements thereof.


                           (Continued on reverse side)

    ------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)
    ------------------------------------------------------------------------
    ------------------------------------------------------------------------
    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

        You can now access your National Penn Bancshares account online.

Access your National Penn Bancshares shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for National Penn Bancshares, now makes it easy and convenient to get current information on your shareholder account.

     *    View account status

     *    View certificate history

     *    View book-entry information

     *    View payment history for dividends

     *    Make address changes

     *    Obtain a duplicate 1099 tax form

     *    Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com
                                     -----------------------------

          For Technical Assistance call 1-877-978-7778 between 9am-7pm
                           Monday-Friday Eastern Time

                                                 Please Mark Here
                                                 for Address Change
                                                 or Comments           ----
                                                 SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the Class II Director nominees listed below.

1.   Election of Class II Directors:
                                                              WITHHOLD
NOMINEES:                                FOR                  AUTHORITY

01 Fred D. Hafer               all nominees listed            to vote for all
02 C. Robert Roth              to the left (except            nominees listed
03 Wayne R. Weidner            as marked to the               to the left
04 Donald P. Worthington       contrary)

                                -----------                     -----------

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


2. In their discretion, the proxy holders are authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.


If you wish to supply National Penn with your e-mail address, write it in the following space.


--------------------------------------------------------------------------------

PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ATTACHED BELOW.










Signature__________________ Signature if held jointly______________Date_________
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                      Vote by Internet or Telephone or Mail

               Internet and telephone voting is available 24 hours a day, 7 days a week, until 4 PM Eastern Time on April 26, 2004, the day of the annual meeting.

              Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.


      Internet                      Telephone                        Mail

http://www.eproxy.com/npbc        1-800-435-6710             Mark, sign and date
Use the Internet to vote        Use any touch-tone            your proxy card
your proxy.  Have your          telephone to vote your              and
proxy card in hand when    OR   proxy.  Have your proxy  OR   return it in the
you access the web site.        card in hand when you         enclosed postage
                                call.                          -paid envelope.


              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.